Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2022 with respect to the consolidated financial statements included in the Annual Report of Astra Space, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Astra Space, Inc. on Form S-8 (File No. 333-259467).

/s/ GRANT THORNTON LLP

Phoenix, Arizona

March 31, 2022